CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of the
Redwood Managed Volatility Portfolio:

We consent to the use of our report, dated February 19, 2016, for the Redwood Managed Volatility Portfolio, incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

April 15, 2016